Exhibit 99.1

NEWS RELEASE

Travelers Announces Retirement of Brian MacLean, President and Chief Operating Officer

NEW YORK, Dec. 18, 2017 — The Travelers Companies, Inc. (NYSE: TRV) today announced that Brian MacLean, President and Chief Operating Officer, will retire after 30 years with the company, effective March 31, 2018.

“Brian has made extraordinary contributions to Travelers over a spectacular 30-year career,” said Chairman and Chief Executive Officer Alan Schnitzer. “He has been an integral part of our leadership team for more than a decade, helping to build Travelers into the company it is today. We are deeply grateful for his leadership and dedication and wish him all the best in his next chapter.”

MacLean said, “It has been a privilege to be part of this company for three decades, working alongside the very best in the industry. I am fortunate to call so many of them my close friends, and I couldn’t be more confident in their and the company’s continued success.”

As a result of MacLean’s retirement, Travelers is realigning the reporting structure of its business leaders. Michael Klein, who leads Personal Insurance; Tom Kunkel, who leads Bond & Specialty Insurance; Nick Seminara, who leads Claim and Special Liability Group; Kevin Smith, who leads International; and Greg Toczydlowski, who leads Business Insurance, will report to Schnitzer.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

###

Media:

Patrick Linehan, 917.778.6267

Investors:

Gabriella Nawi, 917.778.6844